NYIAX

CONSULTANCY AGREEMENT

This Consultancy Agreement (the "Agreement") is made and entered into this August 30, 2019 (the "Effective Date") by and between NYIAX, Inc., a Delaware corporation with its principal place of business located at 244 5th Avenue, Suite 2669, NYC, NY 10001 (the "Company or NYIAX") and Patrick Maddren with its principal place of business located at 838 Broken South PKWY NW APT 108, Boca Raton Florida 33487 (the "Consultant") (hereinafter referred to individually as a "Party" and collectively as "the Parties"). It is understood and agreed between the Parties that this Agreement shall supersede any previous agreement entered into between the Company and Consultant where any prior agreement between the Company and Consultant shall become null and void and no obligation, duties or monetary amounts are due and owed by the Company to the Consultant from any prior agreement other than this Agreement entered into on the Effective Date.

WHEREAS, the Company is a technology company in the financial and advertising industry. The Company is the business of advertising and marketing technology to facilitate the buying, selling, and re-trading of advertising audience and inventory both domestically (US) and globally;

WHEREAS, the Consultant has expertise in capital markets and trading systems for business and corporate development, as well as introductions to individuals for partnerships, relationships, business, and corporate development in the capital markets industry;

WHEREAS, the Company desires to engage the Consultant to provide certain services in the area of Consultant's expertise and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, the Parties hereby agree as follows:

1. **Engagement and Services**

   (i) Engagement. The Company hereby engages the Consultant to provide and perform the services set forth in Exhibit A attached hereto (the "Services"), and the Consultant hereby accepts the engagement.

   (ii) Title. Consultant shall be given a title which may change from time to time, but the current title shall be Vice President of Corporate and Business Development reporting to the CEO.

   (iii) Standard of Services. All Services to be provided by Consultant shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency to be expected of a consultant with the background and experience that Consultant has represented it has. The Company shall provide such access to its information, property and personnel as may be reasonably required in order to permit the Consultant to perform the Services.

   (iv) Representation and Warranty. Consultant represents and warrants to the Company that it is under no contractual or other restrictions or obligations

which are inconsistent with the execution of this Agreement, or which will interfere with the performance of the Services.

2. **Consultancy Period**

(i) Commencement. **This Agreement shall commence on the August 30, 2019,** and shall remain in effect until the completion of the Services or the earlier termination of this Agreement as provided in Section 2 (ii) (the "Consultancy Period").

(ii) Termination. This Agreement may be terminated by the Company, without cause and without liability, by giving ten (10) days' notice written notice of such termination to the Consultant. This Agreement may be terminated by either Party immediately in the event of a material breach by the other Party. "Material breach" shall include: (a) any violation of the terms of Section 1 , 2(ii)(a-e), 4, 5, 6, 7, 8, 9, 10, 11, and 12, (b) any other breach that a Party has failed to cure within ten (10) days after receipt of written notice by the other Party, (c) the death or physical or mental incapacity of Consultant or any key person performing the Services on its behalf as a result of which the Consultant or such key person becomes unable to continue the proper performance of the Services, (d) an act of gross negligence or wilful misconduct of a Party, and (e) the insolvency, liquidation or bankruptcy of a Party.

i. Effect of Termination. Upon the effective date of termination of this Agreement, all legal obligations, rights, and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

ii. Prorated Consultancy Fee. If termination of the Agreement is less than the two (2) weeks. Payment to the Consultant for Services shall be based on a pro-rata amount based on the days the Consultant worked prior to the notice of Termination.

3. **Consultancy Fee, Discretionary Bonus, Expenses and Payment**

(i) Consultancy Fee. In consideration of the Services to be rendered hereunder, the Company shall pay Consultant a Consultancy fee of fifteen thousand ($15,000) dollars per month payable twice a month forty-eight (48) hours after the Consultant invoices the Company. The Consultant is an IRC1099 contractor with the Company. The Consultant shall receive a maximum of one hundred (100,000) thousand NQS (non-qualified stock options) from the Company at current market price based on success of Services rendered in Exhibit A, the discretion of the CEO and Board and in accordance with the Company policies.

i. NQS shall only be deemed granted once a grant agreement has been countersigned by the Company and upon the presentation of the CEO of the success of the services as stated in Exhibit A.

ii. NQS may be provided annually, quarterly or at the discretion of the CEO in accordance with Company policies, demonstration of goal attainment as described the CEO and with respect to Section 3(i) i.

(ii) Prorated Consultancy Fee. Consultant shall be paid bi-weekly based on invoicing on the 15th and 30th of each month. The Consultancy Fee per

month is $15,000. Payment is in equal amounts of $7,500 every two weeks. However, if the time period is less than two weeks based on Commencement of the Consultancy Period or Termination then a lesser pro-rated amount shall be distributed to Consultant based on the number of days his Services were utilized. Example, if the Consultant begins services on the 19th of the month, he shall receive payment from the 19th to 30th which would be $6,000 for the remainder of the month not $7,500 for 15 days.

(iii) Discretionary Bonus: Consultant's discretionary bonus shall be dictated by the Chief Executive Officer (CEO) at his (CEO) sole discretion, which is based on quarterly performance of goals derived from Exhibit A of no more than thirty-five percent (35%) per quarter of Consultant's base annual Consulting Fee Section 3(i) and in accordance with Company policies. Review of discretionary bonus shall be done quarterly with Chief Financial Officer (CFO), Corporate Treasurer and CEO. If the Company does not have a CFO, then between the Corporate Treasurer and CEO where the CEO describes and files a report where email shall suffice of the amount and goals achieved by the Consultant for attaining the Discretionary Bonus.

(iv) Expenses. Consultant shall be entitled to reimbursement for all pre-approved (expenses equal to or greater than $300 dollars needs pre-approval) expenses of reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company. Company shall not reimburse Consultant for office space but shall reimburse Consultant for any meeting facility if needed for meeting with and entertaining clients.

(v) Payment. The Consultant shall submit to the Company twice a month on the 15th and 30th of each month post commencing Services detailing the Services performed during the preceding month and the amount due. All such invoices shall be due and payable within forty-eight (48) hours after receipt thereof by the Company.

4. Work Product and License

(i) Defined. In this Agreement the term "Work Product" shall mean all work product generated by Consultant solely or jointly with others in the performance of the Services, including, client lists, names, addresses, telephone number and emails but not limited to, any and all information, notes, material, records, processes, technology, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, and trade secrets.

(ii) Ownership. Consultant agrees to assign and does hereby assign to Company all right, title, and interest in and to the Work Product. All Work Product shall be the sole and exclusive property of the Company and Consultant will not have any rights of any kind whatsoever in such Work Product.

i. Consultant agrees, at the request and cost of Company, to promptly sign, execute, make, and do all such deeds, documents, acts and things as Company may reasonably require or desire to perfect Company's entire

right, title, and interest in and to any Work Product. Consultant will not make any use of any of the Work Product in any manner whatsoever without the Company's prior written consent. All Work Product shall be promptly communicated to Company.

5. Confidential Information

(i) Defined. In this Agreement the term "Confidential Information" shall mean the Work Product and any and all information relating to the Company's business, including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, patents, techniques, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, finances disclosed by Company either directly or indirectly in writing, orally or visually, to Consultant. Confidential Information does not include information which:

i. is in or comes into the public domain without breach of this Agreement by the Consultant,
ii. was in the possession of the Consultant prior to receipt from the Company and was not acquired by the Consultant from the Company under an obligation of confidentiality or non-use,
iii. is acquired by the Consultant from a third party not under an obligation of confidentiality or non-use to the Company, or
iv. is independently developed by the Consultant without use of any Confidential Information of the Company.

(ii) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance and in writing by the Company, Consultant will not, except as required by law or court order, use the Confidential Information for any purpose whatsoever other than the performance of the Services or disclose the Confidential Information to any third party.

(iii) Consultant may disclose the Confidential Information only to those of its employees who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee, such employee shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, Consultant shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees. Consultant shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(iv) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon Company's earlier request, Consultant will deliver to Company all of Company's property or Confidential Information in tangible form that Consultant may have in its

possession or control. The Consultant may retain one copy of the Confidential Information in its legal files.

6. Interference with Business

(i) Non-Competition. During the term of this Agreement, Consultant will engage in no business or other activities which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

(ii) Non-Solicitation. Consultant agrees that for a period of one (1) year after termination of this Agreement, Consultant shall not:

i. divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or

ii. employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

7. Independent Contractor

The Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits provided by the Company to its employees. Consultant agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Company in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Consultant's being determined not to be an independent contractor. This Agreement does not authorize the Consultant to act for the Company as its agent or to make commitments on behalf of the Company.

8. Force Majeure

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature.

(i) The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties' respective obligations hereunder shall resume.

(ii) In the event the interruption of the excused Party's obligations continues for a period in excess of fifteen (15) days, either Party shall have the right to terminate this Agreement upon fifteen (15) days' prior written notice to the other Party.

9. Non-Publicity

Each of Company and Consultant agree not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or

substantially all of its properties or assets, or (iv) as may be required in connection with the enforcement of this Agreement.

10. Assignment

The Services to be performed by Consultant hereunder are personal in nature, and Company has engaged Consultant as a result of Consultant's expertise relating to such Services. Consultant, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty, or obligation under this Agreement without the Company's prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty, or obligation hereunder to any third party.

11. Injunctive Relief

Consultant acknowledges that a violation of Section 4, 5 or 6 would cause immediate and irreparable harm to the Company for which money damages would be inadequate. Therefore, the Company will be entitled to injunctive relief for Consultant's breach of any of its obligations under the said Articles without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation but shall be in addition to all other remedies available at law or in equity.

12. **Choice of Law**. This contract shall be governed, interpreted, and construed in accordance with the laws of the State of New York.

13. Mediation and Binding Arbitration.

(i) AAA Mediation and Arbitration. If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the Parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association ("AAA") under its Employment Mediation Procedures before resorting to arbitration. The Parties further agree that any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(ii) Claims shall be heard by a single arbitrator. The arbitrator(s) shall be employment law specialists or work in employment law. The place of arbitration shall be New York City, New York. The arbitration shall be governed by the laws of the State of New York. Hearings will take place pursuant to the standard procedures of the Employment Arbitration Rules that contemplate in person hearings. The award shall be made within 6 months of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrator for good cause shown, or by mutual agreement of the Parties. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute. The arbitrator(s) shall not award consequential damages in any arbitration initiated under this section. Any award in an

arbitration initiated under this clause shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount. Each Party shall bear its own costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate the award, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties.

14. **General**

(i) This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

(ii) No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

(iii) Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, such provision may be modified by such court in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

15. **Survival of Provisions**

The following provision of this Agreement shall survive the termination of this Agreement: Articles 2, 3, 4, 5, 6, 7, 9, 10, 12, 13 and 15 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

16. **Counterparts**. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of
NYIAX, Inc	Patrick Maddren (Gold Street Ventures)
By:	By:
Name: Robert Ainbinder	Name:
Title: CEO	Title:

NYIAX

Exhibit A

General Business Development for new markets and entry as well as evaluating indices and creation of indices with potential buyers and partners.

Introduction of potential partners and individual.